Exhibit 99.1

Galectin Therapeutics Reports Second Quarter 2014 Financial Results

Norcross, GA (August 7, 2014) – Galectin Therapeutics Inc. (NASDAQ: GALT), the leading developer of therapeutics that target galectin proteins to treat fibrosis and cancer, today reported its financial results for the three and six months ended June 30, 2014. These results are included in the Company’s Quarterly Report on Form 10-Q, which has been filed with the Securities and Exchange Commission.

“We continued to be encouraged by the progress in our development program. We announced on July 29, 2014, the results of the second cohort of patients in our Phase 1 clinical trial for patients with NASH with advanced fibrosis which demonstrated that double the dose of GR-MD-02 that was used in the first cohort was safe and well tolerated. We also have begun recruitment and enrollment of the third cohort of the Phase 1 clinical trial, that we expect will be concluded such that results may be presented in November 2014,” said Peter G. Traber, M.D., Chief Executive Officer, President and Chief Medical Officer, Galectin Therapeutics. “This Phase 1 first-in-man study is evaluating the safety, tolerability, pharmacokinetics and exploratory biomarkers for efficacy for single and multiple doses of GR-MD-02 when administered to patients with fatty liver disease with advanced fibrosis. Additionally, we recently announced that the first patient has been dosed in cohort 1 of a Phase 1B clinical trial evaluating GR-MD-02 in combination with ipilimumab (Yervoy(R)) in patients with metastatic melanoma. Preclinical data have shown that GR-MD-02 holds immense potential for increasing the effectiveness of other therapies and may be an important approach in enhancing cancer immunotherapy.”

At June 30, 2014, the Company had $34.4 million of non-restricted cash and cash equivalents which it believes will be sufficient to fund currently planned future operations, research and development through mid-2016.

For the quarter ended June 30, 2014, the Company reported a net loss applicable to common stock of $3.7 million, or ($0.17) per share, basic and diluted, compared with a net loss applicable to common stock of $11.6 million or ($0.72) per share, basic and diluted, for quarter ended June 30, 2013. There was a non-cash charge related to modification of certain common stock purchase warrants recorded in the quarter ended June 30, 2013 of approximately $8.8 million. Excluding this charge, the increase in net loss applicable to common stock in the quarter ended June 30, 2014 over 2013 is primarily due to increases in clinical trial costs related to our Phase 1 clinical trial, non-cash stock-based compensation expense and legal costs.

Research and development expense for the second quarter of 2014 was $1.6 million, compared with $1.3 million for second quarter of 2013. The increase in research and development expense in the second quarter of 2014 over 2013 primarily relates to increased costs for our Phase 1 clinical trial and non-cash stock based compensation expense.

General and administrative expense for the second quarter of 2014 was $1.8 million, compared with $1.2 million for the second quarter of 2013. The primary reasons for the increase were non-cash stock-based compensation and legal expense.

About Galectin Therapeutics

Galectin Therapeutics (NASDAQ: GALT) is developing promising carbohydrate-based therapies for the treatment of fibrotic liver disease and cancer based on the Company’s unique understanding of galectin proteins, key mediators of biologic function. We are leveraging extensive scientific and development expertise as well as established relationships with external sources to achieve cost effective and efficient development. We are pursuing a clear development pathway to clinical enhancement and commercialization for our lead compounds in liver fibrosis and cancer. Additional information is available at www.galectintherapeutics.com.

Forward Looking Statements

This press release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and use words such as “may,” “estimate,” “could,” “expect” and others. They are based on our current expectations and are subject to factors and uncertainties which could cause actual results to differ materially from those described in the statements. These statements include those regarding our plans, expectations and goals regarding clinical trials, including our expectation that clinical data from the third cohort should be available in November 2014, plans regarding a Phase 2 clinical trial, and plans regarding future funding alternatives and the sufficiency of cash on hand to fund future operations and planned research and development through mid-2016. Factors that could cause our actual performance to differ materially from those discussed in the forward-looking statements include, among others, that our plans, expectations and goals regarding any clinical trial or any future trials are subject to factors beyond our control and there is no guarantee that we will avoid delays in the development of our drug products or receive FDA approval for any of our drugs in development. Any current clinical trials and any future trials may not produce positive results in a timely fashion, if at all, and any necessary changes during the course of a trial could prove time consuming and costly. We may have difficulty in enrolling candidates for testing, which would impact our estimates regarding timing, and we may not be able to achieve the desired results. Upon receipt of FDA approval, we may face competition with other drugs and treatments that are currently approved or those that are currently in development, which could have an adverse impact on our ability to achieve revenues from any proposed indications. Plans regarding development, approval and marketing of any of our drugs, including GR-MD-02, are subject to change at any time based on the changing needs of our company as determined by management and regulatory agencies. To date, we have incurred operating losses since our inception, and our ability to successfully develop and market drugs may be impacted by our ability to manage costs and finance our continuing operations. For a discussion of additional factors impacting our business, see our Annual Report on Form 10-K for the year ended December 31, 2013, and our subsequent filings with the SEC. You should not place undue reliance on forward-looking statements. Although subsequent events may cause our views to change, we disclaim any obligation to update forward-looking statements.

Contact: Jack Callicutt, Chief Financial Officer, 678-620-3186, ir@galectintherapeutics.com.

Galectin Therapeutics and its associated logo is a registered trademark of Galectin Therapeutics Inc.

Condensed Consolidated Statements of Operations

	Quarter Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(in thousands, except per share data)
Operating expenses:

Research and development	$1,594	$1,349	$4,366	$3,101
General and administrative	1,781	1,198	3,853	2,654

Total operating expenses	3,375	2,547	8,219	5,755

Total operating loss	(3,375)	(2,547)	(8,219)	(5,755)

Other income (expense):
Interest and other	13	3	17	8
Loss from equity method investment	(67)	—	(337)	—

Total other income (expense)	(54)	3	(320)	8

Net loss	$(3,429)	$(2,544)	$(8,539)	$(5,747)

Preferred stock dividends and accretion costs	(302)	(334)	(600)	(603)

Warrant modification	—	(8,763)	—	(8,763)

Net loss applicable to common stock	$(3,731)	$(11,641)	$(9,139)	$(15,113)

Basic and diluted net loss per share	$(0.17)	$(0.72)	$(0.42)	$(0.94)
Shares used in computing basic and diluted net loss per share	21,983	16,236	21,570	16,158

Condensed Consolidated Balance Sheet Data

	June 30, 2014	December 31, 2013
	(in thousands)

Cash and cash equivalents	$34,423	$10,489
Total assets	34,594	10,713
Total current liabilities	2,147	2,486
Total liabilities	2,147	2,486
Total redeemable, convertible preferred stock	6,723	6,746
Total stockholders’ equity	$34,594	$1,481